Exhibit 99.1

Popular, Inc. Announces First Quarter Financial Results

  Reports net income of $74.8 million for the quarter and adjusted net income of $90.3 million
  Net interest margin of 4.57% in Q1 2015 vs. adjusted net interest margin of 4.70% in Q4 2014
  On February 27, 2015, completed acquisition of certain assets and assumption of all deposits (other than certain brokered deposits) from the FDIC as receiver for Doral Bank
  Credit Quality (excluding covered loans):
    Non-performing loans held-in-portfolio (NPLs) increased by $34.5 million from Q4 2014; Quarter over Quarter increase includes $16.6 million attributable to loans previously serviced by Doral and $11.3 million in acquired loans that became NPLs; NPLs to loans ratio at 3.2% vs. 3.3% in Q4 2014;
    Net charge-offs (NCOs) were 0.72% of average loans held-in-portfolio vs. 1.04% in Q4 2014; NCOs decreased by $14.3 million quarter over quarter;
    Allowance for loan losses of $516.2 million vs. $519.7 million in Q4 2014; Allowance for loan losses to loans held-in-portfolio at 2.46% vs. 2.68% in Q4 2014.
  Common Equity Tier 1 ratio of 15.82% and Tangible Book Value per Share of $36.33 at March 31, 2015

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 27, 2015--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $74.8 million and adjusted net income of $90.3 million for the quarter ended March 31, 2015, compared to net income of $48.9 million and an adjusted net income of $76.8 million for the quarter ended December 31, 2014.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: "We are pleased to report that we started the year on solid footing, with strong results and stable credit metrics, notwithstanding the difficult macroeconomic environment in our principal market, Puerto Rico. We are especially encouraged by the trends we are seeing at Popular Community Bank, which experienced organic commercial loan growth of 6% in the quarter. The acquisition of approximately $2.3 billion of Doral Bank’s assets further boosts our position, as it strengthens our Puerto Rico franchise and provides additional momentum to our U.S. operations."

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-15	31-Dec-14	31-Mar-14
Net interest income	$343,195	$326,861	$351,171
Provision for loan losses – non-covered loans	29,711	51,637	54,122
Provision (reversal of provision) for loan losses – covered loans [1]	10,324	(3,646)	25,714
Net interest income after provision for loan losses	303,160	278,870	271,335
FDIC loss share income (expense)	4,139	(18,693)	(24,206)
Other non-interest income	111,096	122,057	120,238
Operating expenses	312,342	330,006	277,599
Income from continuing operations before income tax	106,053	52,228	89,768
Income tax expense	32,568	12,472	23,264
Income from continuing operations	73,485	39,756	66,504
Income from discontinued operations, net of tax	1,341	9,086	19,905
Net income	$74,826	$48,842	$86,409
Net income applicable to common stock	$73,895	$47,911	$85,478
Net income per common share from continuing operations - Basic	$0.71	$0.38	$0.64
Net income per common share from continuing operations - Diluted	$0.71	$0.37	$0.64
Net income per common share from discontinued operations - Basic	$0.01	$0.09	$0.19
Net income per common share from discontinued operations - Diluted	$0.01	$0.09	$0.19

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Significant events

On February 27, 2015, the Corporation’s Puerto Rico banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), in an alliance with co-bidders, including the Corporation’s U.S. mainland banking subsidiary, Banco Popular North America, doing business as Popular Community Bank (“PCB”), acquired certain assets and all deposits (other than certain brokered deposits) of Doral Bank (“Doral”) from the Federal Deposit Insurance Corporation (FDIC), as receiver (the "Doral Acquisition").

Under the FDIC’s bidding format, BPPR was the lead bidder and party to the purchase and assumption agreement with the FDIC covering all assets and deposits acquired by it and its alliance co-bidders. BPPR entered into back to back purchase and assumption agreements with the alliance co-bidders for the transferred assets and deposits. The other co-bidders which formed part of the alliance led by BPPR were First Bank Puerto Rico, Centennial Bank and a vehicle formed by J.C. Flowers III L.P. BPPR has entered into transition service agreements with each of the alliance co-bidders.

After taking into account the transfers to the unaffiliated alliance co-bidders, BPPR and PCB assumed deposits amounting to approximately $2.2 billion and acquired commercial and residential loans amounting to approximately $1.7 billion, substantially all of which were in performing status. Additionally, the acquisition included approximately $0.6 billion in investment securities, cash and other assets. There is no loss-sharing arrangement with the FDIC on the acquired assets.

On February 27, 2015, the FDIC, as receiver for Doral Bank, accepted BPPR's bid for the purchase of the mortgage servicing rights on three pools of residential mortgage loans of approximately $5.0 billion in unpaid principal balance, for a purchase price currently estimated at $48.6 million. The transfers of the mortgage servicing rights are subject to a number of specified closing conditions, including the consent of each of Ginnie Mae, Fannie Mae and Freddie Mac in a form acceptable to BPPR, and other customary closing conditions. On April 23, 2015, BPPR closed the acquisition of approximately $2.7 billion in Ginnie Mae mortgage servicing rights. BPPR is in negotiations for the transfers of the Fannie Mae and Freddie Mac mortgage servicing rights which are expected to be completed during the second quarter of 2015.

As a result of the Doral Acquisition, the Corporation recorded goodwill of approximately $43 million and a core deposit intangible asset of approximately $24 million. Refer to the statement of condition section of this earnings release for a detail of the assets and liabilities of the business acquired from Doral Bank, as part of the FDIC assisted transaction, as of March 31, 2015.

	Quarter ended
(Unaudited)	31-Mar-15
(In thousands)	Actual Results (US GAAP)	BPNA Reorganization [2]	Doral Acquisition [3]	Adjusted Results (Non-GAAP)
Net interest income	$343,195	$-	$-	$343,195
Provision for loan losses – non-covered loans	29,711	-	-	29,711
Provision (reversal of provision) for loan losses – covered loans [1]	10,324	-	-	10,324
Net interest income (expense) after provision for loan losses	303,160	-	-	303,160
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	(79)	-	-	(79)
FDIC loss share income	4,139	-	-	4,139
Other non-interest income	111,175	-	1,121	110,054
Personnel costs	116,458	-	2,432	114,026
Net occupancy expenses	21,709		643	21,066
Professional fees	75,528	-	6,997	68,531
Restructuring costs	10,753	10,753	-	-
Other operating expenses	87,894	-	-	87,894
Income from continuing operations before income tax	106,053	(10,753)	(8,951)	125,757
Income tax expense	32,568	-	(2,896)	35,464
Income from continuing operations	$73,485	$(10,753)	$(6,055)	$90,293
Income from discontinued operations, net of tax	$1,341	$1,341	$-	$-
Net income	$74,826	$(9,412)	$(6,055)	$90,293
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] Represents restructuring charges associated with the reorganization of BPNA.
[3] Includes $1.1 million on fees charged for services provided to the alliance co-bidders, including loan servicing and other interim services, personnel costs related to Doral employees retained on a temporary basis and non-recurring incentive compensation for an aggregate of $2.4 million, building rent expense of Doral’s administrative offices for $0.6 million and professional and legal fees directly associated with the Doral acquisition for $7.0 million.

	Quarter ended
(Unaudited)	31-Dec-14
(In thousands)	Actual Results (US GAAP)	BPNA Reorganization [2]	Other Adjustments	Adjusted Results (Non-GAAP)
Net interest income	$326,861	$(18,591)	$-	$345,452
Provision for loan losses – non-covered loans	51,637	878	-	50,759
Reversal of provision for loan losses – covered loans [1]	(3,646)	-	-	(3,646)
Net interest income after provision for loan losses	278,870	(19,469)	-	298,339
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	10,946	1,684	-	9,262
FDIC loss share expense	(18,693)	-	-	(18,693)
Other non-interest income	111,111	-	-	111,111
Personnel costs	110,736	-	2,974[3]	107,762
Net occupancy expenses	23,877	-	1,895[4]	21,982
Professional fees	80,383	-	-	80,383
Loss on early extinguishment of debt	532	532	-	-
Restructuring costs	13,861	13,861	-	-
Other operating expenses	100,617	-	-	100,617
Income from continuing operations before income tax	52,228	(32,178)	(4,869)	89,275
Income tax expense	12,472	-	-	12,472
Income from continuing operations	$39,756	$(32,178)	$(4,869)	$76,803
Income from discontinued operations, net of tax	$9,086	$9,086	$-	$-
Net income	$48,842	$(23,092)	$(4,869)	$76,803
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] Includes loss on the refinancing of structured repos for $18.6 million recorded as interest expense, impact on provision for loan losses related to NPL sales of $878 thousand, gain on bulk sales of NPLs of $1.7 million and restructuring cost of $13.9 million.
[3] Represents the impact of the compensation package granted upon separation of an officer of the Corporation equal to approximately $3.0 million.
[4] Represents the net loss on the early cancellation of a lease at BPNA of $1.9 million.

	Quarters ended
(Unaudited)	Adjusted Results Non-GAAP
(In thousands)	31-Mar-15	31-Dec-14	Variance
Net interest income	$343,195	$345,452	$(2,257)
Provision for loan losses – non-covered loans	29,711	50,759	(21,048)
Provision (reversal of provision) for loan losses – covered loans [1]	10,324	(3,646)	13,970
Net interest income after provision for loan losses	303,160	298,339	4,821
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(79)	9,262	(9,341)
FDIC loss share income (expense)	4,139	(18,693)	22,832
Other non-interest income	110,054	111,111	(1,057)
Personnel costs	114,026	107,762	6,264
Net occupancy expenses	21,066	21,982	(916)
Professional fees	68,531	80,383	(11,852)
Other operating expenses	87,894	100,617	(12,723)
Income from continuing operations before income tax	125,757	89,275	36,482
Income tax expense	35,464	12,472	22,992
Income from continuing operations	$90,293	$76,803	$13,490
Net income	$90,293	$76,803	$13,490
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Net interest income

  For the quarter ended March 31, 2015, the Corporation had a net interest income of $343.2 million, compared to an adjusted net interest income of $345.5 million for the fourth quarter of 2014, which excludes the impact of the $18.6 million expense related to the refinancing of structured repos at PCB. The net interest margin was 4.57%, a decrease of 13 basis points from the adjusted previous quarter’s net interest margin. The impact of having two less days in the quarter ended March 31, 2015 resulted in a reduction of approximately $4.9 million in net interest income when compared to the previous quarter.

  The decrease of $2.3 million in the adjusted net interest income is mainly related to:
    A decrease in income from commercial loans of $1.0 million, or 4 basis points, due to the impact of fewer days in the quarter and lower interest collected on resolution of non-performing loans at BPNA, partially offset by higher volume and yields from Doral Bank.
    A decrease of $3.9 million, or 17 basis points, on income from covered loans due to a lower volume of loans as part of the normal portfolio run-off and lower yields, reflecting the impact of the quarterly recast process. Refer to Table O for a schedule of the accretable yield for covered loans accounted for under ASC 310-30.

    These negative variances in net interest income were offset in part by:
    Higher interest income from construction loans by $2.3 million due to higher volume related to loans acquired from Doral Bank in the US.
    An increase in income from mortgage loans of $1.8 million mostly due to higher volumes in Puerto Rico related to the Doral Acquisition
  The Doral Acquisition on February 27, 2015 added approximately $9.8 million in net interest income for the first quarter of 2015. This was comprised mainly of interest income of $11.0 million from loans and investments with an average yield of 6.50% and interest expense of $1.3 million from deposits with an average yield of 0.91%.

BPPR’s net interest margin for the quarter was 5.00%, a decrease of 15 basis points from the previous quarter. Net interest income amounted to $306.6 million for the quarter ended March 31, 2015 compared with $311.2 million for the previous quarter. The decrease in the net interest income was mainly due to the above mentioned decrease in interest income from covered and commercial loans mostly due to fewer days in the quarter, partially offset by higher interest income from mortgage loan portfolios, net of related funding. The contribution from the Doral Acquisition to BPPR’s net interest income was approximately $5.1 million. Cost of interest bearing deposits in Puerto Rico were flat at 53 basis points, even after the impact of Doral’s acquired deposits.

BPNA’s net interest margin was 3.82%, compared to 2.40% for the previous quarter, mainly driven by the previously mentioned repo refinancing during the fourth quarter of 2014. Excluding the impact of the repos refinancing, net interest margin was flat when compared to the previous quarter. BPNA’s loan portfolio increased by approximately $76 million, excluding the impact of the Doral Acquisition, mainly driven by commercial loans which grew by approximately $107.4 million, or 6%. The net interest income was $52.1 million, compared with $49.8 million for the fourth quarter of 2014, excluding the impact of the previously mentioned repos refinancing. The contribution from the Doral Aquisition to BPNA’s net interest income was $4.7 million.

Non-interest income

Non-interest income was $115.2 million for the first quarter of 2015, an increase of $11.9 million when compared with the fourth quarter of 2014. Excluding the $1.1 million in other income related to servicing the Doral Acquisition's co-bidders assets during this quarter and the $1.7 million impact of the gain on bulk sales of NPLs during the fourth quarter of 2014 as part of the BPNA reorganization, non-interest income increased by $12.4 million when compared to the fourth quarter of 2014, driven primarily by the following:

  Favorable variance in the FDIC loss-share expense by $22.8 million driven by a positive variance in the mirror accounting on credit impairment losses by $11.5 million, a positive variance in the fair value of the true-up payment obligation by $7.0 million, and higher mirror accounting on reimbursable expenses by $2.8 million. See additional details about covered portfolio and FDIC indemnity asset in Table O.
  Favorable variance in adjustments to indemnity reserves by $8.8 million due to lower provision on loans previously sold with recouse and the reversal of $3.2 million in the indemnity reserve related to the bulk sale of non-performing assets completed during the first quarter of 2013.
  Higher mortgage banking activities income by $4.1 million mainly due to higher mortgage servicing fees by $2.9 million and a favorable variance in the valuation adjustment on mortgage servicing rights of $1.3 million at the BPPR segment. Refer to Table F for additional details on mortgage banking activities.

These positive variances were partially offset by:

  Unfavorable variance in net gain/(loss) on sale of loans, including valuation adjustments on loans held-for-sale by $9.3 million mostly at BPNA due to individual commercial NPLs sales during the fourth quarter of 2014, as part of workout activities.
  Lower other service fees by $7.5 million mostly at the BPPR segment due to lower contingent insurance commission revenues, which were realized during the fourth quarter of 2014, lower credit card fees and lower fees from the sale and administration of investment products due to lower transaction volumes in the first quarter of 2015. Refer to Table F for a breakdown of other service fees.
  Negative variance in other operating income by $5.0 million mainly due to lower aggregated net earnings from investments accounted under the equity method.

Refer to Table B for further details.

Financial Impact of FDIC-Assisted Transaction

(Unaudited)	Quarters ended
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14

Income Statement
Interest income on covered loans	$57,431	$61,285	$81,098
Total FDIC loss share income (expense)	4,139	(18,693)	(24,206)
Provision for loan losses	10,324	(3,646)	25,714
Total revenues less provision for loan losses	$51,246	$46,238	$31,178

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$2,456,552	$2,542,662	$2,870,054
FDIC loss share asset	409,844	542,454	833,721
FDIC true-up payment obligation	125,140	129,304	126,345

See additional details on accounting for FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses decreased by $17.7 million when compared with the fourth quarter of 2014. Excluding the impact of the significant events detailed in the Adjusted Results (Non-GAAP) tables above, operating expenses decreased by $19.2 million compared to the fourth quarter of 2014, driven primarily by:

  Lower professional fees by $11.9 million, mainly due to legal fees incurred in connection with the FDIC arbitration proceedings and other corporate matters during the previous quarter.
  Lower other operating taxes by $5.8 million, mainly due to elimination of the Puerto Rico gross tax and lower municipal license tax, partially offset by an increase of personal property tax.
  Lower other operating expenses by $4.5 million, mainly due to lower sundry losses and legal reserves.
  Lower FDIC deposit insurance by $2.9 million, mainly driven by improvements in the asset quality and earnings trends.
  Lower business promotion by $2.7 million, mainly as a result of lower seasonal advertising expense at BPPR.
  Lower net occupancy expense by $0.9 million, mainly at BPNA as a result of lower rent expense.

These decreases were partially offset by:

  Higher personnel cost by $6.3 million, mainly at BPPR due to pension and postretirement expense related to adjustments to the mortality table and discount rate used for actuarial assumptions; higher incentives and salaries and higher social security and unemployment expenses as a portion of these taxes had reached their limit for the fourth quarter of 2014.
  Higher other real estate owned expenses by $3.1 million, mainly at BPPR due to higher property taxes and higher write-downs.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $29.0 million for the first quarter of 2015, compared with $27.2 million for the fourth quarter of 2014. The increase was principally due to higher OREO expenses from the covered portfolio at BPPR.

Full-time equivalent employees (“FTEs”), including discontinued operations, were 8,203 as of March 31, 2015, compared with 7,752 as of December 31, 2014, and 8,053 as of March 31, 2014. The increase is due to the Doral Acquisition.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Income tax expense amounted to $32.6 million for first quarter of 2015, or $35.5 million on an adjusted basis, compared to $12.5 million for the previous quarter. The effective income tax rate for the first quarter of 2015, on an adjusted basis, was 28%, compared to 14% for the fourth quarter of 2014. The increase in the effective tax rate was driven by the composition and source of taxable income for the quarter. Refer to earnings highlights section above for a description of adjusted results.

While the current impact on taxable income of the U.S. reorganization and the integration of the Doral Acquisition continue to support a full valuation of the deferred tax asset at the U.S. mainland operations, the incremental earnings expected to be generated after stabilization would be considered additional positive evidence in our analysis that could result in the eventual realization of a portion of this asset.

Credit Quality

The following table presents information on non-performing assets:

Non-Performing Assets
(Unaudited)
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14
Total non-performing loans held-in-portfolio, excluding covered loans	$664,953	$630,483	$635,334
Non-performing loans held-for-sale	8,404	18,899	789
Other real estate owned (“OREO”), excluding covered OREO	128,170	135,500	136,965
Total non-performing assets, excluding covered assets	801,527	784,882	773,088
Covered loans and OREO	133,211	148,099	182,659
Total non-performing assets	$934,738	$932,981	$955,747
Net charge-offs for the quarter (excluding covered loans)	$35,886	$50,187	$43,246

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio (1)	$21,012,930	$19,404,451	$21,611,777
Non-performing loans held-in-portfolio to loans held-in-portfolio (1)	3.16%	3.25%	2.94%
Allowance for loan losses to loans held-in-portfolio	2.46	2.68	2.51
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	77.63	82.43	85.40

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14
Provision (reversal) for loan losses - non-covered loans:
BPPR	$31,913	$52,206	$53,915
BPNA	(2,202)	(569)	207
Total provision for loan losses - non-covered loans	29,711	51,637	54,122
Provision (reversal) for loan losses - covered loans	10,324	(3,646)	25,714
Total provision for loan losses	$40,035	$47,991	$79,836

Credit Quality

The Corporation maintained stable credit quality during the first quarter of 2015, in spite of the challenging economic conditions that persist in Puerto Rico, reflecting of the improved risk profile of the loan portfolios and the result of strategic initiatives executed by the Corporation over the past several years. These results were impacted by the addition of certain non-performing loans due to the failure and related loan acquisition of Doral Bank. The US region continued to exhibit strong asset quality during the quarter, with low levels of delinquencies and charge-offs.

The credit quality performance for the first quarter of 2015 for the Corporation’s non-covered portfolios, including $1.6 billion as of March 31, 2015, of loans acquired in the Doral Acquisition was as follows:

  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $64.5 million, as the fourth quarter of 2014 included the addition of the previously disclosed $75.0 million public sector borrower. Excluding this impact from the prior quarter, NPLs inflows increased by $10.6 million, mainly due to mortgage inflows related to the addition to NPL status of $16.6 million of loans previously serviced by Doral Bank under a servicing agreement that required Doral to advance principal and interest payments irrespective of borrower delinquencies.
  Non-performing loans held-in-portfolio increased by $34.5 million during the quarter ended March 31, 2015, of which $27.9 million were attributable to Doral Bank’s failure and acquisition. BPPR mortgage NPLs includes the aforementioned $16.6 million of loans previously serviced by Doral, and the BPNA segment includes $7.4 million of acquired commercial loans placed in NPL status following the acquisition. At March 31, 2015, NPLs represented 3.2% of total loans held-in-portfolio, compared to 3.3% in December 31, 2014. The decrease was due mainly to the impact of the Doral portfolio on the total loan base.
  Net charge-offs, excluding write-downs/(recoveries), totaled $35.9 million, or an annualized 0.72% of average non-covered loans held-in-portfolio in the first quarter of 2015, compared to $50.2 million, or 1.04%, in the fourth quarter of 2014. The decrease of $14.3 million was primarily driven by a decline of $15.8 million in the BPPR segment, mainly lower commercial NCOs. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses remained essentially flat decreasing by $3.5 million from the fourth quarter of 2014, mainly driven by the BPPR commercial portfolio. The general and specific reserves related to non-covered loans totaled $377.2 million and $139.0 million, respectively, at quarter-end, compared with $379.6 million and $140.1 million, respectively, as of December 31, 2014. The ratio of the allowance for loan losses to loans held-in-portfolio decreased to 2.46% in the first quarter of 2015, compared to 2.68% in the previous quarter, mostly due to impact of the Doral portfolio on the total loan base. Excluding Doral Bank portfolio, allowance to loans ratio was 2.66%.
  The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 77.6%, compared to 82.4% in the previous quarter. Excluding the impact of Doral related NPLs, ALLL to NPLs ratio remained relatively flat at 81.0%.
  The provision for loan losses for the first quarter of 2015 amounted to $29.7 million, a decline of $21.9 million from the previous quarter stemming from lower NCO activity in the BPPR segment, as mentioned above. The provision for the first quarter of 2015 represented 82.8% of net charge-offs.

Credit Quality by Segment
(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Mar-15	31-Dec-14	31-Mar-14
Provision for loan losses	$31,913	$52,206	$53,915
Net charge-offs	36,772	52,523	45,950
Total non-performing loans held-in-portfolio, excluding covered loans	638,017	611,383	532,223
Allowance / non-covered loans held-in-portfolio	2.92%	3.07%	2.72%

	Quarters ended
BPNA	31-Mar-15	31-Dec-14	31-Mar-14
Provision for loan losses (reversal of provision) - Continuing operations	$(2,202)	$(569)	$207
Provision for loan losses (reversal of provision) - Discontinued operations	-	-	(6,764)
Net charge-offs (recoveries) - Continuing operations	(886)	(2,336)	2,841
Net charge-offs (recoveries) - Discontinued operations	-	-	(5,545)
Total non-performing loans held-in-portfolio	26,936	19,100	103,111
Allowance / non-covered loans held-in-portfolio	0.72%	0.88%	1.91%

BPPR Segment

  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $70.1 million from the fourth quarter of 2014, mostly driven by lower commercial inflows of $85.3 million, primarily associated with the addition of a $75.0 million public sector borrower in the prior quarter. This decrease was in part offset by an increase in the mortgage NPL inflows of $15.4 million from the previous quarter, mainly driven by the addition of $16.6 million of loans previously serviced by Doral, as mentioned above and $2.1 million of acquired loans. Excluding this impact, mortgage NPL inflows decreased by $3.3 million.
  Total non-performing loans held-in-portfolio increased by $26.6 million from the fourth quarter of 2014, mainly driven by higher mortgage NPLs of $24.5 million. Mortgage NPLs include the above mentioned $16.6 million impact of loans previously serviced by Doral. At March 31, 2015, NPLs to total loans held-in-portfolio was unchanged at 3.8%, compared to the fourth quarter of 2014.
  Net charge-offs were $36.8 million, decreasing by $15.8 million from the fourth quarter of 2014, reflecting lower NCOs in all portfolios, including commercial, construction and consumer NCOs by $9.1 million, $2.6 million and $2.3 million, respectively. The ratio of net charge-offs to average loans held-in-portfolio decreased to 0.92% on an annualized basis from 1.33% in the previous quarter.
  The allowance for loan losses was $484.3 million, a decrease of $4.9 million from the fourth quarter of 2014. The allowance for loan losses was 2.9% of loans held-in-portfolio, compared to 3.1% in the previous quarter. The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 75.9%, compared to 80.0% in the previous quarter. Excluding the impact of Doral related NPLs, ALLL to NPLs ratio remained relatively flat at 78.4%.
  The provision for loan losses for the first quarter of 2015 amounted to $31.9 million, decreasing by $20.3 million from the previous quarter, predominantly driven by the aforementioned decline in NCO activity. The provision for the first quarter represented 86.8% of net charge-offs.

BPNA Segment

  Total NPLs held-in-portfolio increased by $7.8 million of which $7.4 million were related to commercial loans acquired in the Doral Acquisition. NPL to total loans held-in-portfolio was 0.61%, compared to 0.55% in the fourth quarter of 2014. Excluding Doral loans that were placed in NPL status following the acquisition, NPL to loans ratio was 0.54%.
  Net charge-offs, excluding write-downs related to loans transfered to held for sale amounted to recoveries of $0.9 million, compared to recoveries of $2.3 million in the fourth quarter of 2014. The ratio of net charge-offs to average loans held-in-portfolio was a recovery of 9 basis points on an annualized basis, compared to a recovery of 27 basis points in the previous quarter.
  The allowance for loan losses increased slightly to $31.9 million from $30.6 million in the previous quarter, mainly due to loan growth. The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 0.72% from 0.88% in the previous quarter. The ratio of allowance for loan losses to NPLs held-in-portfolio stood at 118.6%, compared to 160.1% in the previous quarter. The decrease in allowance coverage ratios was mainly related to the impact of the Doral portfolio. Excluding Doral, the previously referred ratios stood at 0.90% and 167.1%, respectively.
  The provision for loan losses in the first quarter of 2015 amounted to a provision release of $2.2 million, primarily due to a $2.7 million recovery from bulk loan sales.
Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14
Money market, trading and investment securities	$8,254,845	$7,541,148	$8,056,145
Loans not covered under loss sharing agreements with the FDIC	21,012,930	19,404,451	21,611,777
Loans covered under loss sharing agreements with the FDIC	2,456,552	2,542,662	2,870,054
Total assets	35,624,840	33,096,695	36,744,162
Deposits	27,273,689	24,807,535	27,265,651
Borrowings	2,891,156	3,004,685	3,715,821
Liabilities from discontinued operations	1,930	5,064	-
Total liabilities	31,247,720	28,829,313	31,998,415
Stockholders’ equity	4,377,120	4,267,382	4,745,747

Impact of Assets and Liabilities Acquired from Doral Bank at March 31, 2015
(Unaudited)

(In thousands)	31-Mar-15	(1)

Cash and due from banks	$111,492
Investment securities available-for-sale	170,340
Loans held-for-sale	24,483
Loans held-in-portfolio	1,641,930
Premises and equipment, net	2,559
Other real estate	1,007
Accrued income receivable	9,017
Other assets	183,114
Goodwill	42,634
Other intangible assets	23,376
Total assets	$2,209,952

Deposits	$2,026,835
Other liabilities	72,538
Total liabilities	$2,099,373

Net assets	$110,579
(1) These balances are preliminary and are subject to customary purchase accounting adjustments.

Excluding approximately $2.2 billion in assets acquired from Doral Bank, total assets increased by $318 million from the fourth quarter of 2014, driven by:

  An increase of $485 million in money market investments due mostly to increases in liquidity at BPPR of $256 million and BPNA of $229 million.
  An increase of $63 million in investment securities available-for-sale mainly due to a $125 million increase at BPPR mostly from MBS and government securities, which were partially offset by a decrease of $62 million at BPNA due to sales of agency securities and CMOs.

  These increases were partially offset by:
  A decrease of $133 million in the FDIC loss share asset mainly due to amortization, collections from the FDIC and recoveries on covered assets subject to reimbursement to the FDIC. Refer to Table O for the activity in the carrying amount of the FDIC indemnity asset
  A decrease of $86 million in loans covered under loss sharing agreements with the FDIC due to the normal run-off of the portfolio.

Excluding approximately $2.1 billion in liabilities acquired from Doral, total liabilities increased by $319 million from the fourth quarter of 2014, driven by:

  An increase of $439 million in deposits from both BPPR and BPNA. Refer to Table G for additional information on deposits.

  offset by:
  A decrease of $139 million in federal funds purchased and assets sold under agreements to repurchase, largely at BPNA by $215 million, which was partially offset by an increase at BPPR of $76 million.

Stockholders’ equity increased by $110 million from the fourth quarter of 2014, mainly as a result of net income for the quarter of $75 million, and a decrease in accumulated other comprehensive loss of $35 million.

Common equity tier-1 ratio and tangible book value per share were 15.82% and $36.33, respectively, at March 31, 2015 compared to 15.89% and $35.89 at December 31, 2014. Refer to Table A for capital ratios.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations; (vi) regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; (vii) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (viii) the performance of the stock and bond markets; (ix) competition in the financial services industry; (x) additional Federal Deposit Insurance Corporation assessments; (xi) possible legislative, tax or regulatory changes; and (xii) risks related to the Doral Acquisition, including (a) our ability to maintain customer relationships, including managing any potential customer confusion caused by the alliance structure, (b) risks associated with the limited amount of diligence able to be conducted by a buyer in an FDIC transaction and (c) difficulties in converting or integrating the Doral branches or difficulties in providing transition support to alliance co-bidders. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Monday, April 27, 2015 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Tuesday, May 5, 2015. The replay dial in is 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10062799.

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Intentionally Left Blank (Consolidated Average Balances and Yield / Rate Analysis - YTD)

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

Table P - Restructuring Charges

POPULAR, INC.
Financial Supplement to First Quarter 2015 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended
	31-Mar-15	31-Dec-14	31-Mar-14
Basic EPS from continuing operations	$ 0.71	$ 0.38	$ 0.64
Basic EPS from discontinued operations	$ 0.01	$ 0.09	$ 0.19
Total Basic EPS	$ 0.72	$ 0.47	$ 0.83
Diluted EPS from continuing operations	$ 0.71	$ 0.37	$ 0.64
Diluted EPS from discontinued operations	$ 0.01	$ 0.09	$ 0.19
Total Diluted EPS	$ 0.72	$ 0.46	$ 0.83
Average common shares outstanding	102,939,928	102,859,416	102,799,752
Average common shares outstanding - assuming dilution	103,136,309	103,166,349	103,198,102
Common shares outstanding at end of period	103,486,927	103,476,847	103,455,535

Market value per common share	$34.39	$34.05	$30.99

Market capitalization - (In millions)	$3,559	$3,523	$3,206

Return on average assets	0.90%	0.58%	0.97%
	.
Return on average common equity	7.02%	4.41%	7.39%

Net interest margin [1]	4.57%	4.70%	4.70%

Common equity per share	$41.81	$40.76	$45.39

Tangible common book value per common share (non-GAAP)	$36.33	$35.89	$38.71

Tangible common equity to tangible assets (non-GAAP)	10.72%	11.39%	11.11%

Tier 1 capital [2]	16.19%	18.13%	19.35%

Total capital [2]	18.79%	19.41%	20.62%

Tier 1 leverage [2]	11.84%	11.94%	13.07%

Common equity Tier 1 capital [2] [3]	15.82%	15.89%	15.07%

[1] Not on a taxable equivalent basis. For the quarter ended December 31, 2014, excludes the impact of $18.6 million fees, related to repos refinancing. US GAAP Net interest margin was 4.45% for the fourth quarter. Refer to Tables D for reconciliation.

[2] Ratios for the quarter ending March 31, 2015 were calculated based on Basel III Rules, while ratios for the previous periods were calculated based on the then applicable Basel I rules.
[3] Capital ratios for the current quarter are preliminary.

POPULAR, INC.
Financial Supplement to First Quarter 2015 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance
(In thousands, except per share information)	31-Mar-15	31-Dec-14	Q1 2015 vs. Q4 2014	31-Mar-14	Q1 2015 vs. Q1 2014
Interest income:
Loans	$355,631	$357,570	$(1,939)	$377,602	$(21,971)
Money market investments	1,446	1,113	333	973	473
Investment securities	30,301	30,361	(60)	35,127	(4,826)
Trading account securities	2,696	2,891	(195)	5,257	(2,561)
Total interest income	390,074	391,935	(1,861)	418,959	(28,885)
Interest expense:
Deposits	25,864	25,473	391	26,858	(994)
Short-term borrowings	1,734	20,489	(18,755)	9,040	(7,306)
Long-term debt	19,281	19,112	169	31,890	(12,609)
Total interest expense	46,879	65,074	(18,195)	67,788	(20,909)
Net interest income	343,195	326,861	16,334	351,171	(7,976)
Provision for loan losses - non-covered loans	29,711	51,637	(21,926)	54,122	(24,411)
Provision (recovery of provision) for loan losses - covered loans	10,324	(3,646)	13,970	25,714	(15,390)
Net interest income after provision for loan losses	303,160	278,870	24,290	271,335	31,825
Service charges on deposit accounts	39,017	39,456	(439)	39,359	(342)
Other service fees	53,626	61,140	(7,514)	52,818	808
Mortgage banking activities	12,852	8,747	4,105	3,678	9,174
Net gain (loss) and valuation adjustments on investment securities	-	893	(893)	-	-
Trading account profit (loss)	414	586	(172)	1,977	(1,563)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(79)	10,946	(11,025)	4,393	(4,472)
Adjustments (expense) to indemnity reserves on loans sold	(4,526)	(13,348)	8,822	(10,347)	5,821
FDIC loss share income (expense)	4,139	(18,693)	22,832	(24,206)	28,345
Other operating income	9,792	13,637	(3,845)	28,360	(18,568)
Total non-interest income	115,235	103,364	11,871	96,032	19,203
Operating expenses:
Personnel costs
Salaries	72,394	71,899	495	69,038	3,356
Commissions, incentives and other bonuses	18,458	18,439	19	13,099	5,359
Pension, postretirement and medical insurance	12,013	6,901	5,112	8,701	3,312
Other personnel costs, including payroll taxes	13,593	13,497	96	13,463	130
Total personnel costs	116,458	110,736	5,722	104,301	12,157
Net occupancy expenses	21,709	23,877	(2,168)	21,360	349
Equipment expenses	13,411	13,091	320	11,412	1,999
Other taxes	8,574	14,343	(5,769)	13,663	(5,089)
Professional fees	75,528	80,383	(4,855)	66,999	8,529
Communications	6,176	6,119	57	6,685	(509)
Business promotion	10,813	13,530	(2,717)	11,386	(573)
FDIC deposit insurance	6,398	9,338	(2,940)	10,978	(4,580)
Loss on early extinguishment of debt	-	532	(532)	-	-
Other real estate owned (OREO) expenses	23,069	20,016	3,053	6,440	16,629
Credit and debit card processing, volume, interchange and other expenses	4,821	5,093	(272)	5,196	(375)
Other operating expenses	12,528	17,004	(4,476)	17,153	(4,625)
Amortization of intangibles	2,104	2,083	21	2,026	78
Restructuring costs	10,753	13,861	(3,108)	-	10,753
Total operating expenses	312,342	330,006	(17,664)	277,599	34,743
Income from continuing operations before income tax	106,053	52,228	53,825	89,768	16,285
Income tax expense	32,568	12,472	20,096	23,264	9,304
Income from continuing operations	73,485	39,756	33,729	66,504	6,981
Income from discontinued operations, net of tax	1,341	9,086	(7,745)	19,905	(18,564)
Net income	$74,826	$48,842	$25,984	$86,409	$(11,583)
Net income applicable to common stock	$73,895	$47,911	$25,984	$85,478	$(11,583)
Net income per common share - basic:
Net income from continuing operations	$0.71	$0.38	$0.33	$0.64	$0.07
Net income from discontinued operations	$0.01	$0.09	$(0.08)	$0.19	$(0.18)
Net income per common share - basic	$0.72	$0.47	$0.25	$0.83	$(0.11)
Net income per common share - diluted:
Net income from continuing operations	$0.71	$0.37	$0.34	$0.64	$0.07
Net income from discontinued operations	$0.01	$0.09	$(0.08)	$0.19	$(0.18)
Net income per common share - diluted	$0.72	$0.46	$0.26	$0.83	$(0.11)

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q1 2015 vs.
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14	Q4 2014
Assets:
Cash and due from banks	$495,776	$381,095	$387,917	$114,681
Money market investments	2,307,215	1,822,386	1,622,433	484,829
Trading account securities, at fair value	134,294	138,527	359,247	(4,233)
Investment securities available-for-sale, at fair value	5,548,703	5,315,159	5,768,890	233,544
Investment securities held-to-maturity, at amortized cost	101,595	103,170	139,019	(1,575)
Other investment securities, at lower of cost or realizable value	163,038	161,906	166,556	1,132
Loans held-for-sale, at lower of cost or fair value	160,602	106,104	94,877	54,498
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,110,147	19,498,286	21,703,050	1,611,861
Loans covered under loss sharing agreements with the FDIC	2,456,552	2,542,662	2,870,054	(86,110)
Less: Unearned income	97,217	93,835	91,273	3,382
Allowance for loan losses	588,697	601,792	640,348	(13,095)
Total loans held-in-portfolio, net	22,880,785	21,345,321	23,841,483	1,535,464
FDIC loss share asset	409,844	542,454	833,721	(132,610)
Premises and equipment, net	492,291	494,581	513,855	(2,290)
Other real estate not covered under loss sharing agreements with the FDIC	128,170	135,500	136,965	(7,330)
Other real estate covered under loss sharing agreements with the FDIC	113,557	130,266	158,747	(16,709)
Accrued income receivable	129,639	121,818	125,895	7,821
Mortgage servicing assets, at fair value	149,024	148,694	156,529	330
Other assets	1,842,934	1,646,443	1,747,646	196,491
Goodwill	508,310	465,676	647,757	42,634
Other intangible assets	59,063	37,595	42,625	21,468
Total assets	$35,624,840	$33,096,695	$36,744,162	$2,528,145
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$6,285,202	$5,783,748	$6,326,596	$501,454
Interest bearing	20,988,487	19,023,787	20,939,055	1,964,700
Total deposits	27,273,689	24,807,535	27,265,651	2,466,154
Federal funds purchased and assets sold under agreements to repurchase	1,132,643	1,271,657	2,208,213	(139,014)
Other short-term borrowings	1,200	21,200	1,200	(20,000)
Notes payable	1,757,313	1,711,828	1,506,408	45,485
Other liabilities	1,080,945	1,012,029	1,016,943	68,916
Liabilities from discontinued operations	1,930	5,064	-	(3,134)
Total liabilities	31,247,720	28,829,313	31,998,415	2,418,407
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,037	1,036	1,035	1
Surplus	4,197,932	4,196,458	4,171,817	1,474
Retained earnings	327,613	253,717	679,908	73,896
Treasury stock	(5,222)	(4,117)	(898)	(1,105)
Accumulated other comprehensive loss	(194,400)	(229,872)	(156,275)	35,472
Total stockholders’ equity	4,377,120	4,267,382	4,745,747	109,738
Total liabilities and stockholders’ equity	$35,624,840	$33,096,695	$36,744,162	$2,528,145

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	31-Mar-15			31-Dec-14			31-Mar-14			Q1 2015 vs. Q4 2014			Q1 2015 vs. Q1 2014
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$7,767	$34.4	1.78%	$7,220	$34.4	1.90%	$7,566	$41.4	2.19%	$547	$0.0	(0.12)%	$201	($7.0)	(0.41)%

Loans not covered under loss sharing agreements with the FDIC:
Commercial	8,383	100.9	4.88	8,219	101.9	4.92	8,487	100.7	4.81	164	(1.0)	(0.04)	(104)	0.2	0.07
Construction	435	6.1	5.67	233	3.8	6.41	186	4.8	10.54	202	2.3	(0.74)	249	1.3	(4.87)
Mortgage	6,733	85.9	5.10	6,538	84.1	5.15	6,691	86.9	5.20	195	1.8	(0.05)	42	(1.0)	(0.10)
Consumer	3,845	95.4	10.07	3,884	96.6	9.86	3,761	93.8	10.12	(39)	(1.2)	0.21	84	1.6	(0.05)
Lease financing	569	10.0	7.01	555	9.9	7.11	544	10.3	7.57	14	0.1	(0.10)	25	(0.3)	(0.56)
Total loans not covered under loss sharing agreements with the FDIC	19,965	298.3	6.03	19,429	296.3	6.07	19,669	296.5	6.09	536	2.0	(0.04)	296	1.8	(0.06)
Loans covered under loss sharing agreements with the FDIC	2,540	57.4	9.14	2,615	61.3	9.31	2,934	81.1	11.18	(75)	(3.9)	(0.17)	(394)	(23.7)	(2.04)
Total loans	22,505	355.7	6.38	22,044	357.6	6.45	22,603	377.6	6.75	461	(1.9)	(0.07)	(98)	(21.9)	(0.37)
Total interest earning assets	30,272	$390.1	5.20%	29,264	$392.0	5.33%	30,169	$419.0	5.61%	1,008	($1.9)	(0.13)%	103	($28.9)	(0.41)%
Allowance for loan losses	(609)			(618)			(617)			9			8
Other non-interest earning assets	4,143			4,171			4,689			(28)			(546)
Assets from discontinued operations	-			491			1,955			(491)			(1,955)
Total average assets	$33,806			$33,308			$36,196			$498			$(2,390)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$4,983	$4.2	0.34%	$4,788	$4.0	0.33%	$4,736	$3.8	0.32%	$195	$0.2	0.01%	$247	$0.4	0.02%
Savings	6,892	3.9	0.23	6,788	3.8	0.22	6,691	3.6	0.22	104	0.1	0.01	201	0.3	0.01
Time deposits	7,747	17.8	0.93	7,409	17.7	0.95	7,538	19.5	1.05	338	0.1	(0.02)	209	(1.7)	(0.12)
Total interest bearing deposits	19,622	25.9	0.53	18,985	25.5	0.53	18,965	26.9	0.57	637	0.4	-	657	(1.0)	(0.04)
Borrowings[1]	2,877	21.0	2.93	2,992	21.0	2.80	3,868	40.9	4.25	(115)	-	0.13	(991)	(19.9)	(1.32)
Total interest bearing liabilities	22,499	46.9	0.84	21,977	46.5	0.84	22,833	67.8	1.20	522	0.4	-	(334)	(20.9)	(0.36)
Net interest spread			4.36%			4.49%			4.41%			(0.13)%			(0.05)%
Non-interest bearing deposits	5,963			5,636			5,584			327			379
Other liabilities	1,021			849			894			172			127
Liabilities from discontinued operations	3			486			2,146			(483)			(2,143)
Stockholders' equity	4,320			4,360			4,739			(40)			(419)
Total average liabilities and stockholders' equity	$33,806			$33,308			$36,196			$498			$(2,390)

Adjusted net interest income / margin non-taxable equivalent basis		$343.2	4.57%		$345.5	4.70%		$351.2	4.70%		($2.3)	(0.13)%		($8.0)	(0.13)%
Impact of fees related to repos refinancing					$18.6
Net interest income (expense)/margin non-taxable equivalent basis		$343.2	4.57%		$326.9	4.45%		$351.2	4.70%

(1) Borrowing cost for the fourth quarter of 2014, including the fees related to repo restructuring, was 5.27%.

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities				Variance
	Quarters ended			Q1 2015 vs.	Q1 2015 vs.
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14	Q4 2014	Q1 2014
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,248	$9,364	$10,748	$2,884	$1,500
Mortgage servicing rights fair value adjustments	(4,929)	(6,259)	(8,096)	1,330	3,167
Total mortgage servicing fees, net of fair value adjustments	7,319	3,105	2,652	4,214	4,667
Net gain on sale of loans, including valuation on loans held-for-sale	7,280	8,382	7,176	(1,102)	104
Trading account (loss) profit:
Unrealized gains (losses) on outstanding derivative positions	17	(1)	(760)	18	777
Realized (losses) on closed derivative positions	(1,764)	(2,739)	(5,390)	975	3,626
Total trading account (loss)	(1,747)	(2,740)	(6,150)	993	4,403
Total mortgage banking activities	$12,852	$8,747	$3,678	$4,105	$9,174

Other Service Fees				Variance
	Quarters ended			Q1 2015 vs.	Q1 2015 vs.
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14	Q4 2014	Q1 2014
Other service fees:
Debit card fees	$11,125	$10,929	$10,544	$196	$581
Insurance fees	12,041	17,711	11,719	(5,670)	322
Credit card fees	16,149	17,493	16,083	(1,344)	66
Sale and administration of investment products	5,930	7,193	6,457	(1,263)	(527)
Trust fees	4,602	4,469	4,463	133	139
Other fees	3,779	3,345	3,552	434	227
Total other service fees	$53,626	$61,140	$52,818	$(7,514)	$808

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14	Q1 2015 vs. Q4 2014	Q1 2015 vs. Q1 2014
Loans not covered under FDIC loss sharing agreements:
Commercial	$8,653,561	$8,134,267	$10,014,721	$519,294	$(1,361,160)
Construction	690,728	251,820	176,766	438,908	513,962
Legacy [1]	77,675	80,818	197,164	(3,143)	(119,489)
Lease financing	581,119	564,389	546,880	16,730	34,239
Mortgage	7,189,227	6,502,886	6,669,376	686,341	519,851
Consumer	3,820,620	3,870,271	4,006,870	(49,651)	(186,250)
Total non-covered loans held-in-portfolio	$21,012,930	$19,404,451	$21,611,777	$1,608,479	$(598,847)
Loans covered under FDIC loss sharing agreements	2,456,552	2,542,662	2,870,054	(86,110)	(413,502)
Total loans held-in-portfolio	$23,469,482	$21,947,113	$24,481,831	$1,522,369	$(1,012,349)
Loans held-for-sale:
Commercial	$8,240	$309	$-	$7,931	$8,240
Legacy [1]	-	319	-	(319)	-
Mortgage	152,362	100,166	94,877	52,196	57,485
Consumer	-	5,310	-	(5,310)	-
Total loans held-for-sale	$160,602	$106,104	$94,877	$54,498	$65,725
Total loans	$23,630,084	$22,053,217	$24,576,708	$1,576,867	$(946,624)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Deposits - Ending Balances
				Variance
(In thousands)	31-Mar-15	31-Dec-14	31-Mar-14	Q1 2015 vs. Q4 2014	Q1 2015 vs. Q1 2014
Demand deposits [1]	$7,163,635	$6,606,060	$7,020,844	$557,575	$142,791
Savings, NOW and money market deposits (non-brokered)	10,932,870	10,320,782	11,420,642	612,088	(487,772)
Savings, NOW and money market deposits (brokered)	409,113	406,248	581,562	2,865	(172,449)
Time deposits (non-brokered)	7,243,414	5,960,401	6,474,430	1,283,013	768,984
Time deposits (brokered CDs)	1,524,657	1,514,044	1,768,173	10,613	(243,516)
Total deposits	$27,273,689	$24,807,535	$27,265,651	$2,466,154	$8,038
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	31-Mar-15	As a % of loans HIP by category	31-Dec-14	As a % of loans HIP by category	31-Mar-14	As a % of loans HIP by category	Q1 2015 vs. Q4 2014	Q1 2015 vs. Q1 2014
Non-accrual loans:
Commercial	$274,438	3.2%	$260,225	3.2%	$306,929	3.1%	$14,213	$(32,491)
Construction	13,214	1.9	13,812	5.5	22,464	12.7	(598)	(9,250)
Legacy [1]	2,288	2.9	1,545	1.9	11,608	5.9	743	(9,320)
Lease financing	2,506	0.4	3,102	0.5	3,050	0.6	(596)	(544)
Mortgage	328,615	4.6	304,913	4.7	252,021	3.8	23,702	76,594
Consumer	43,892	1.1	46,886	1.2	39,262	1.0	(2,994)	4,630
Total non-performing loans held-in-
portfolio, excluding covered loans	664,953	3.2%	630,483	3.3%	635,334	2.9%	34,470	29,619
Non-performing loans held-for-sale [2]	8,404		18,899		789		(10,495)	7,615
Other real estate owned (“OREO”),
excluding covered OREO	128,170		135,500		136,965		(7,330)	(8,795)
Total non-performing assets,
excluding covered assets	801,527		784,882		773,088		16,645	28,439
Covered loans and OREO	133,211		148,099		182,659		(14,888)	(49,448)
Total non-performing assets	$934,738		$932,981		$955,747		$1,757	$(21,009)
Accruing loans past due 90 days or more [3]	$454,681		$447,990		$409,460		$6,691	$45,221
Ratios excluding covered loans:
Non-performing loans held-in-portfolio
to loans held-in-portfolio	3.16%		3.25%		2.94%
Allowance for loan losses to loans
held-in-portfolio	2.46		2.68		2.51
Allowance for loan losses to
non-performing loans, excluding loans
held-for-sale	77.63		82.43		85.40
Ratios including covered loans:
Non-performing assets to total assets	2.62%		2.82%		2.60%
Non-performing loans held-in-portfolio
to loans held-in-portfolio	2.92		2.95		2.69
Allowance for loan losses to loans
held-in-portfolio	2.51		2.74		2.62
Allowance for loan losses to non-performing
loans, excluding loans held-for-sale	85.99		92.82		97.13
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Non-performing loans held-for-sale as of March 31, 2015 consisted of $225 thousand in mortgage loans and $8.2 million in commercial loans (December 31, 2014 - $14.0 million in mortgage loans, $309 thousand in commercial loans and $4.5 million in consumer loans; March 31, 2014 - $789 thousand in mortgage loans).

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $134 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2015 (December 31, 2014 - $125 million; March 31, 2014 - $117 million). Furthermore, the Corporation has approximately $69 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (December 31, 2014 - $66 million; March 31, 2014 - $52 million).

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-15			31-Dec-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$257,910	$2,315	$260,225	$244,425	$7,906	$252,331
Plus:
New non-performing loans[1]	27,426	8,030	35,456	112,769	1,245	114,014
Less:
Non-performing loans transferred to OREO	(1,069)	-	(1,069)	(2,072)	-	(2,072)
Non-performing loans charged-off	(8,375)	(426)	(8,801)	(17,492)	(1,298)	(18,790)
Loans returned to accrual status / loan collections	(11,261)	(112)	(11,373)	(79,720)	(2,895)	(82,615)
Loans transferred to held-for-sale	-	-	-	-	(3,025)	(3,025)
Non-performing loans transferred from (to) discontinued operations	-	-	-	-	382	382
Ending balance NPLs	$264,631	$9,807	$274,438	$257,910	$2,315	$260,225
[1] New non-performing loans includes $1.2 million at BPPR and $7.4 million at BPNA from Doral Acquisition.

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-15			31-Dec-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$13,812	$-	$13,812	$19,148	$-	$19,148
Plus:
New non-performing loans	456	-	456	573	-	573
Less:
Non-performing loans charged-off	-	-	-	(244)	-	(244)
Loans returned to accrual status / loan collections	(1,054)	-	(1,054)	(5,665)	-	(5,665)
Ending balance NPLs	$13,214	$-	$13,214	$13,812	$-	$13,812

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-15			31-Dec-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$295,629	$9,284	$304,913	$283,433	$11,692	$295,125
Plus:
New non-performing loans[1]	107,385	6,232	113,617	91,977	8,159	100,136
Less:
Non-performing loans transferred to OREO	(4,845)	-	(4,845)	(1,051)	-	(1,051)
Non-performing loans charged-off	(8,158)	(123)	(8,281)	(8,951)	(96)	(9,047)
Loans returned to accrual status / loan collections	(69,857)	(8,970)	(78,827)	(69,779)	(4,309)	(74,088)
Loans transferred to held-for-sale	-	2,038	2,038	-	(6,162)	(6,162)
Ending balance NPLs	$320,154	$8,461	$328,615	$295,629	$9,284	$304,913
[1] New non-performing loans includes $16.6 million of loans previously serviced by Doral.

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-15			31-Dec-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$1,545	$1,545	$-	$5,648	$5,648
Plus:
New non-performing loans	-	1,000	1,000	-	213	213
Advances on existing non-performing loans	-	33	33	-	97	97
Less:
Non-performing loans charged-off	-	(141)	(141)	-	(744)	(744)
Loans returned to accrual status / loan collections	-	(149)	(149)	-	(2,791)	(2,791)
Loans transferred to held-for-sale	-	-	-	-	(878)	(878)
Ending balance NPLs	$-	$2,288	$2,288	$-	$1,545	$1,545

Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	31-Mar-15			31-Dec-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$567,351	$13,144	$580,495	$547,006	$25,246	$572,252
Plus:
New non-performing loans	135,267	15,262	150,529	205,319	9,617	214,936
Advances on existing non-performing loans	-	33	33	-	97	97
Less:
Non-performing loans transferred to OREO	(5,914)	-	(5,914)	(3,123)	-	(3,123)
Non-performing loans charged-off	(16,533)	(690)	(17,223)	(26,687)	(2,138)	(28,825)
Loans returned to accrual status / loan collections	(82,172)	(9,231)	(91,403)	(155,164)	(9,995)	(165,159)
Loans transferred to held-for-sale	-	2,038	2,038	-	(10,065)	(10,065)
Non-performing loans transferred from (to) discontinued operations	-	-	-	-	382	382
Ending balance NPLs	$597,999	$20,556	$618,555	$567,351	$13,144	$580,495

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)
	Quarter ended					Quarter ended					Quarter ended
	31-Mar-15					31-Dec-14					31-Mar-14
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$519,719		$82,073	$601,792		$521,687		$89,688	$611,375		$538,463		$102,092	$640,555
Provision for loan losses - Continuing operations	29,711		10,324	40,035		51,637		(3,646)	47,991		54,122		25,714	79,836
Provision (reversal of provision) for loan losses - Discontinued operations	-		-	-		-		-	-		(6,764)		-	(6,764)
	549,430		92,397	641,827		573,324		86,042	659,366		585,821		127,806	713,627
Net loans charged-off (recovered):
BPPR
Commercial	4,802		11,599	16,401		13,890		3,230	17,120		15,173		7,648	22,821
Construction	(2,925)		5,771	2,846		(279)		(1,172)	(1,451)		(1,378)		21,092	19,714
Lease financing	769		-	769		751		(6)	745		656		-	656
Mortgage	10,473		3,281	13,754		12,228		2,725	14,953		8,516		1,656	10,172
Consumer	23,653		(727)	22,926		25,933		(808)	25,125		22,983		(363)	22,620
Total BPPR	36,772		19,924	56,696		52,523		3,969	56,492		45,950		30,033	75,983

BPNA
Commercial	(479)		-	(479)		(900)		-	(900)		1,987		-	1,987
Construction	-		-	-		(2)		-	(2)		(176)		-	(176)
Legacy [1]	(1,828)		-	(1,828)		(3,877)		-	(3,877)		(4,209)		-	(4,209)
Mortgage	154		-	154		(93)		-	(93)		870		-	870
Consumer	1,267		-	1,267		2,536		-	2,536		4,369		-	4,369
Discontinued operations	-		-	-		-		-	-		(5,545)		-	(5,545)
Total BPNA	(886)		-	(886)		(2,336)		-	(2,336)		(2,704)		-	(2,704)
Total loans charged-off (recovered) - Popular, Inc.	35,886		19,924	55,810		50,187		3,969	54,156		43,246		30,033	73,279
Net recoveries (write-downs) [3]	2,680		-	2,680		(3,418)		-	(3,418)		-		-	-
Balance at end of period	$516,224		$72,473	$588,697		$519,719		$82,073	$601,792		$542,575		$97,773	$640,348

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.72%			1.00%		1.04%			0.99%		0.80%			1.20%
Provision for loan losses to net charge-offs [2]	0.83	x		0.72	x	0.99	x		0.85	x	1.10	x		1.00	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.92%			1.22%		1.33%			1.22%		1.16%			1.62%
Provision for loan losses to net charge-offs [2]	0.87	x		0.74	x	0.99	x		0.86	x	1.17	x		1.05	x

BPNA
Annualized net charge-offs (recoveries) to average loans held-in-portfolio				(0.09)%					(0.27)%					(0.19)%
Provision for loan losses to net charge-offs				N.M.					N.M.					N.M.	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2] Excluding provision for loan losses and net write-down related to loans sold or reclassified to held-for-sale during the quarter ended December 31, 2014.
[3] Net write-downs for the quarter ended March 31, 2015 and December 31, 2014 are related to loans sold or reclassified to held-for-sale.
N.M. - Not meaningful.

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Mar-15
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 69,946	$ 158	$ -	$ 42,570	$ 687	$ 25,604	$ 138,965
Impaired loans	[1]	$ 417,377	$ 9,838	$ -	$ 450,612	$ 2,924	$ 116,464	$ 997,215
Specific ALLL to impaired loans	[1]	16.76%	1.61%	-%	9.45%	23.50%	21.98%	13.94%
General ALLL		$ 135,946	$ 3,286	$ 2,962	$ 86,271	$ 6,521	$ 142,273	$ 377,259
Loans held-in-portfolio, excluding impaired loans	[1]	$ 8,236,184	$ 680,890	$ 77,675	$ 6,738,615	$ 578,195	$ 3,704,156	$ 20,015,715
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.65%	0.48%	3.81%	1.28%	1.13%	3.84%	1.88%
Total ALLL		$ 205,892	$ 3,444	$ 2,962	$ 128,841	$ 7,208	$ 167,877	$ 516,224
Total non-covered loans held-in-portfolio	[1]	$ 8,653,561	$ 690,728	$ 77,675	$ 7,189,227	$ 581,119	$ 3,820,620	$ 21,012,930
ALLL to loans held-in-portfolio	[1]	2.38%	0.50%	3.81%	1.79%	1.24%	4.39%	2.46%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2015 the general allowance on the covered loans amounted to $71.0 million, while the specific reserve amounted to $1.5 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

31-Dec-14
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 64,736	$ 363	$ -	$ 46,111	$ 770	$ 28,161	$ 140,141
Impaired loans	[1]	$ 357,161	$ 13,268	$ -	$ 435,824	$ 3,023	$ 117,732	$ 927,008
Specific ALLL to impaired loans	[1]	18.13%	2.74%	-%	10.58%	25.47%	23.92%	15.12%
General ALLL		$ 146,501	$ 6,307	$ 2,944	$ 77,211	$ 6,361	$ 140,254	$ 379,578
Loans held-in-portfolio, excluding impaired loans	[1]	$ 7,777,106	$ 238,552	$ 80,818	$ 6,067,062	$ 561,366	$ 3,752,539	$ 18,477,443
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.88%	2.64%	3.64%	1.27%	1.13%	3.74%	2.05%
Total ALLL		$ 211,237	$ 6,670	$ 2,944	$ 123,322	$ 7,131	$ 168,415	$ 519,719
Total non-covered loans held-in-portfolio	[1]	$ 8,134,267	$ 251,820	$ 80,818	$ 6,502,886	$ 564,389	$ 3,870,271	$ 19,404,451
ALLL to loans held-in-portfolio	[1]	2.60%	2.65%	3.64%	1.90%	1.26%	4.35%	2.68%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2014 the general allowance on the covered loans amounted to $82.1 million, while the specific reserve amounted to $5 thousand.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$ 5,210	$ (205)	$ -	$ (3,541)	$ (83)	$ (2,557)	$ (1,176)
Impaired loans		$ 60,216	$ (3,430)	$ -	$ 14,788	$ (99)	$ (1,268)	$ 70,207
General ALLL		$ (10,555)	$ (3,021)	$ 18	$ 9,060	$ 160	$ 2,019	$ (2,319)
Loans held-in-portfolio, excluding impaired loans		$ 459,078	$ 442,338	$ (3,143)	$ 671,553	$ 16,829	$ (48,383)	$ 1,538,272
Total ALLL		$ (5,345)	$ (3,226)	$ 18	$ 5,519	$ 77	$ (538)	$ (3,495)
Total non-covered loans held-in-portfolio		$ 519,294	$ 438,908	$ (3,143)	$ 686,341	$ 16,730	$ (49,651)	$ 1,608,479

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Mar-15
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$69,946	$158	$42,229	$687	$25,223	$138,243
General ALLL non-covered loans	125,520	1,437	84,350	6,521	128,205	346,033
ALLL - non-covered loans	195,466	1,595	126,579	7,208	153,428	484,276
Specific ALLL covered loans	1,473	-	-	-	-	1,473
General ALLL covered loans	19,794	7,707	40,469	-	3,030	71,000
ALLL - covered loans	21,267	7,707	40,469	-	3,030	72,473
Total ALLL	$216,733	$9,302	$167,048	$7,208	$156,458	$556,749
Loans held-in-portfolio:
Impaired non-covered loans	$417,377	$9,838	$445,506	$2,924	$114,416	$990,061
Non-covered loans held-in-portfolio, excluding impaired loans	5,984,132	88,868	5,725,741	578,195	3,237,790	15,614,726
Non-covered loans held-in-portfolio	6,401,509	98,706	6,171,247	581,119	3,352,206	16,604,787
Impaired covered loans	8,394	2,336	-	-	-	10,730
Covered loans held-in-portfolio, excluding impaired loans	1,562,753	55,489	795,477	-	32,103	2,445,822
Covered loans held-in-portfolio	1,571,147	57,825	795,477	-	32,103	2,456,552
Total loans held-in-portfolio	$7,972,656	$156,531	$6,966,724	$581,119	$3,384,309	$19,061,339

31-Dec-14
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$64,736	$363	$45,838	$770	$27,796	$139,503
General ALLL non-covered loans	136,853	5,120	75,022	6,361	126,276	349,632
ALLL - non-covered loans	201,589	5,483	120,860	7,131	154,072	489,135
Specific ALLL covered loans	5	-	-	-	-	5
General ALLL covered loans	30,866	7,202	40,948	-	3,052	82,068
ALLL - covered loans	30,871	7,202	40,948	-	3,052	82,073
Total ALLL	$232,460	$12,685	$161,808	$7,131	$157,124	$571,208
Loans held-in-portfolio:
Impaired non-covered loans	$356,911	$13,268	$431,569	$3,023	$115,759	$920,530
Non-covered loans held-in-portfolio, excluding impaired loans	6,017,892	146,116	5,018,932	561,366	3,273,278	15,017,584
Non-covered loans held-in-portfolio	6,374,803	159,384	5,450,501	564,389	3,389,037	15,938,114
Impaired covered loans	4,487	2,419	-	-	-	6,906
Covered loans held-in-portfolio, excluding impaired loans	1,610,294	67,917	822,986	-	34,559	2,535,756
Covered loans held-in-portfolio	1,614,781	70,336	822,986	-	34,559	2,542,662
Total loans held-in-portfolio	$7,989,584	$229,720	$6,273,487	$564,389	$3,423,596	$18,480,776

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$5,210	$(205)	$(3,609)	$(83)	$(2,573)	$(1,260)
General ALLL non-covered loans	(11,333)	(3,683)	9,328	160	1,929	(3,599)
ALLL - non-covered loans	(6,123)	(3,888)	5,719	77	(644)	(4,859)
Specific ALLL covered loans	1,468	-	-	-	-	1,468
General ALLL covered loans	(11,072)	505	(479)	-	(22)	(11,068)
ALLL - covered loans	(9,604)	505	(479)	-	(22)	(9,600)
Total ALLL	$(15,727)	$(3,383)	$5,240	$77	$(666)	$(14,459)
Loans held-in-portfolio:
Impaired non-covered loans	$60,466	$(3,430)	$13,937	$(99)	$(1,343)	$69,531
Non-covered loans held-in-portfolio, excluding impaired loans	(33,760)	(57,248)	706,809	16,829	(35,488)	597,142
Non-covered loans held-in-portfolio	26,706	(60,678)	720,746	16,730	(36,831)	666,673
Impaired covered loans	3,907	(83)	-	-	-	3,824
Covered loans held-in-portfolio, excluding impaired loans	(47,541)	(12,428)	(27,509)	-	(2,456)	(89,934)
Covered loans held-in-portfolio	(43,634)	(12,511)	(27,509)	-	(2,456)	(86,110)
Total loans held-in-portfolio	$(16,928)	$(73,189)	$693,237	$16,730	$(39,287)	$580,563

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

31-Mar-15
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$341	$381	$722
General ALLL	10,426	1,849	2,962	1,921	14,068	31,226
Total ALLL	$10,426	$1,849	$2,962	$2,262	$14,449	$31,948
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$5,106	$2,048	$7,154
Loans held-in-portfolio, excluding impaired loans	2,252,052	592,022	77,675	1,012,874	466,366	4,400,989
Total loans held-in-portfolio	$2,252,052	$592,022	$77,675	$1,017,980	$468,414	$4,408,143

31-Dec-14
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$273	$365	$638
General ALLL	9,648	1,187	2,944	2,189	13,978	29,946
Total ALLL	$9,648	$1,187	$2,944	$2,462	$14,343	$30,584
Loans held-in-portfolio:
Impaired loans	$250	$-	$-	$4,255	$1,973	$6,478
Loans held-in-portfolio, excluding impaired loans	1,759,214	92,436	80,818	1,048,130	479,261	3,459,859
Total loans held-in-portfolio	$1,759,464	$92,436	$80,818	$1,052,385	$481,234	$3,466,337

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$68	$16	$84
General ALLL	778	662	18	(268)	90	1,280
Total ALLL	$778	$662	$18	$(200)	$106	$1,364
Loans held-in-portfolio:
Impaired loans	$(250)	$-	$-	$851	$75	$676
Loans held-in-portfolio, excluding impaired loans	492,838	499,586	(3,143)	(35,256)	(12,895)	941,130
Total loans held-in-portfolio	$492,588	$499,586	$(3,143)	$(34,405)	$(12,820)	$941,806

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Mar-15	31-Dec-14	31-Mar-14
Total stockholders’ equity	$4,377,120	$4,267,382	$4,745,747
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(508,310)	(465,676)	(647,757)
Less: Other intangibles	(59,063)	(37,595)	(42,625)
Total tangible common equity	$3,759,587	$3,713,951	$4,005,205
Total assets	$35,624,840	$33,096,695	$36,744,162
Less: Goodwill	(508,310)	(465,676)	(647,757)
Less: Other intangibles	(59,063)	(37,595)	(42,625)
Total tangible assets	$35,057,467	$32,593,424	$36,053,780
Tangible common equity to tangible assets	10.72%	11.39%	11.11%
Common shares outstanding at end of period	103,486,927	103,476,847	103,455,535
Tangible book value per common share	$36.33	$35.89	$38.71

Popular, Inc.
Financial Supplement to First Quarter 2015 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	31-Mar-15	31-Dec-14	Variance
Interest income on covered loans	$57,431	$61,285	$(3,854)
FDIC loss share income (expense):
Amortization of indemnification asset	(27,316)	(28,948)	1,632
80% mirror accounting on credit impairment losses [1]	8,246	(3,287)	11,533
80% mirror accounting on reimbursable expenses	21,545	18,742	2,803
80% mirror accounting on recoveries on covered assets, including rental income on OREOs,
subject to reimbursement to the FDIC	(2,619)	(2,542)	(77)
Change in true-up payment obligation	4,164	(2,831)	6,995
Other	119	173	(54)
Total FDIC loss share income (expense)	4,139	(18,693)	22,832
Total revenues	61,570	42,592	18,978
Provision for loan losses	10,324	(3,646)	13,970
Total revenues less provision for loan losses	$51,246	$46,238	$5,008
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Non-personnel operating expenses
	Quarters ended
(In thousands)	31-Mar-15	31-Dec-14	Variance
Professional fees	$3,225	$7,167	$(3,942)
OREO expenses	13,823	13,116	707
Other operating expenses	2,461	2,668	(207)
Total operating expenses	$19,509	$22,951	$(3,442)
Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	31-Mar-15	31-Dec-14	Variance
Covered loans	$2,540	$2,615	$(75)
FDIC loss share asset	429	616	(187)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarters ended
	31-Mar-15		31-Dec-14
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,271,337	$2,444,172	$1,312,521	$2,528,433
Accretion	(55,697)	55,697	(59,474)	59,474
Changes in expected cash flows	43,308	-	18,290	-
Collections / charge-offs	-	(132,773)	-	(143,735)
Ending balance	1,258,948	2,367,096	1,271,337	2,444,172
Allowance for loan losses - ASC 310-30 covered loans	-	(68,386)	-	(78,846)
Ending balance, net of allowance for loan losses	$1,258,948	$2,298,710	$1,271,337	$2,365,326

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		31-Mar-15		31-Dec-14
Balance at beginning of period		$542,454		$636,331
Amortization		(27,316)		(28,948)
Credit impairment losses to be covered under loss sharing agreements		8,246		(3,287)
Reimbursable expenses to be covered under loss sharing agreements		21,545		18,742
Net payments from FDIC under loss sharing agreements		(132,265)		(77,697)
Other adjustments attributable to FDIC loss sharing agreements		(2,820)		(2,687)
Balance at end of period		409,844		542,454

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		31-Mar-15		31-Dec-14
Balance at beginning of period		$53,095		$66,562
Amortization		(27,316)		(28,948)
Impact of lower projected losses		12,908		15,481
Balance at end of period		$38,687		$53,095

POPULAR, INC.
Financial Supplement to First Quarter 2015 Earnings Release
Table P - Restructuring Charges
(Unaudited)

Restructuring Charges
	Quarters ended
(In thousands)	31-Mar-15	31-Dec-14	Variance
Personnel costs	$9,366	$7,692	$1,674
Net occupancy expenses	386	3,482	(3,096)
Equipment expenses	158	126	32
Professional fees	466	1,254	(788)
Other operating expenses	377	1,307	(930)
Total restructuring costs	$10,753	$13,861	$(3,108)

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications